UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2008

SIRVA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31902	52-2070058
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

700 Oakmont Lane Westmont, Illinois	60559
(Address of principal executive offices)	(Zip Code)

(630) 570-3000

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On March 2, 2008, North American International Holding Corporation, a Delaware corporation, NA (UK) Limited Partnership, and NA (UK) GP Limited (North American International Holding Corporation, NA (UK) Limited Partnership and NA (UK) GP Limited collectively, the “Sellers”), each a wholly-owned subsidiary of SIRVA, Inc. (“SIRVA”), a Delaware corporation, entered into a Share Purchase Agreement (the “Agreement”) with Picot Limited and Irving Holdings Limited, each a company incorporated in Jersey (Picot Limited and Irving Holdings Limited collectively, the “Buyers”).

Buyers are managed by The TEAM Group, which is currently a member of the Allied International moving network managed by SIRVA and its affiliates.  In connection with the Agreement, TEAM Relocations Limited and SIRVA UK Limited (a subsidiary of SIRVA Group Holdings Limited) (“SIRVA UK”) will also become members of the Allied International moving network.  In March 2007, affiliates of The Team Group purchased SIRVA’s Continental European moving services operations.

Pursuant to the Agreement, Sellers will sell SIRVA’s moving services operations in the United Kingdom and the Republic of Ireland, businesses operated by SIRVA through certain of its subsidiaries, to Buyers for an aggregate sale price of approximately $4.2 million (the “Sale”).  Substantially all of the purchase price will be used by Sellers to offset existing intercompany indebtedness.  Sellers will sell to Buyers (1) all of the issued and outstanding shares of the capital stock of SIRVA Ireland; and (2) all of the issued and outstanding shares of the capital stock of SIRVA Group Holdings Limited (collectively, the “Shares”).  Sellers have made limited representations and warranties in the Agreement, primarily concerning Sellers’ authority to sell the Shares and Sellers’ ownership of the Shares and the trademarks involved in the Sale.

Buyers will provide funding to SIRVA UK in the form of a loan of up to approximately $10 million, bearing interest at an annual rate of 3% plus the base bank rate of Barclays Bank plc (the “Interim Funding”).  The Interim Funding shall be repayable on demand at any time after the earlier of (1) the closing of the Sale, (2) May 29, 2008 (or such other date as may be agreed in writing between Sellers and Buyers), or (3) such earlier date when it becomes apparent that the closing conditions of the Agreement will not be satisfied.  On behalf of SIRVA UK, Buyers will also pay approximately $3.2 million to the trustee of the SIRVA UK Pension Scheme on April 5, 2008 (the “Pension Funding Arrangement”).

SIRVA and its affiliates will retain a perpetual, irrevocable license to use the “Pickfords” name and trademark (only for use in combination with “Allied”) for an initial royalty payment of $474,000 in 2011, and subsequent annual royalty payments equal to 103% of the previous year’s royalty payment.  This license will permit SIRVA or one of its subsidiaries to use the “Pickfords” name in 29 countries world-wide, which includes all countries where representatives and franchisees are currently using the “Pickfords” mark.  Additionally, for a period of five years following the closing of the Sale, Allied Van Lines, Inc., a subsidiary of SIRVA, will license the “Allied” name and trademark to The Team Group and Buyers for an annual royalty payment of $225,000 in the first year of the license, which increases to $400,000 in the final year of the license.

Sellers may terminate the Agreement at any time prior to closing of the Sale, effective immediately, if (1) any action is taken to assert or enforce against Sellers, their holding companies or any of their subsidiaries any claim or liability (including under the Pension Funding Arrangement and including any objection or opposition to confirmation of SIRVA’s plan of reorganization proposed by the trustees of the SIRVA UK Pension Scheme, the applicable UK pension regulator or any other person or entity acting on their behalf) or (2) Buyers breach their obligation to provide the Interim Funding.

The closing of the Sale is subject to certain closing conditions, including the receipt of regulatory, court and other approvals.  For a period of three years following the Sale, Sellers and their affiliates will be subject to a non-compete covenant prohibiting them from engaging in a competing business in the United Kingdom and the Republic of Ireland.  In addition, the Sellers agreed not to use in the ordinary course of business certain trade names (including “Pickfords”), other than (1) in jurisdictions where the Pickfords marks are not owned by the Buyers, SIRVA Ireland or SIRVA Group Holdings Limited and (2) pursuant to the license agreements described above.  Sellers and Buyers will enter into a transitional services agreement to facilitate a transition of the businesses following completion of the Sale.

The foregoing description of the Agreement is qualified in its entirety by reference to the actual terms of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01.  Other Events.

On March 3, 2008, SIRVA issued a press release with respect to the Sale.  The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)                               Exhibits

10.1

Share Purchase Agreement, dated March 2, 2008, by and among North American International Holding Corporation, NA (UK) Limited Partnership, NA (UK) GP Limited, Picot Limited, and Irving Holdings Limited.

99.1	Press Release dated March 3, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRVA, INC.

Date: March 6, 2008

	By:	/s/ Eryk J. Spytek
	Name:	Eryk J. Spytek
	Title:	Senior Vice President, General Counsel &
Secretary

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Exhibit Index

Exhibit	Description

10.1

Share Purchase Agreement, dated March 2, 2008, by and among North American International Holding Corporation, NA (UK) Limited Partnership, NA (UK) GP Limited, Picot Limited, and Irving Holdings Limited.

99.1	Press Release dated March 3, 2008.